EXHIBIT 5


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                                                     June 27, 2004

RADVision Ltd.
24 Raul Wallenberg Street
Tel Aviv, 69719
Israel
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                  Re:      RADVision Ltd.

Ladies and Gentlemen:

         As counsel for RADVision Ltd., an Israeli company (the "Company"), we have reviewed the Company's 2000 Employee Stock Option Plan authorizing the issuance of up to 845,795 additional Ordinary Shares, par value NIS 0.1 per share, of the Company (the "Shares").

         We have also examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records and such other documents, as we have deemed relevant as a basis for our opinion hereinafter expressed.

         Based on the foregoing, we are of the opinion that the Shares have been duly and validly authorized for issuance and, when paid for in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement on Form S-8 relating to the Plan.


                                            Very truly yours,

                                            /s/ Arnold Taragin
                                            Arnold Taragin, Esq., Adv